Exhibit 10.7
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2011, by and between Acadia Management Company, Inc., a Delaware corporation (the “Company”), and Joey A. Jacobs (“Executive”).
          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment; Employment Period. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending on the date on which Executive’s employment is terminated pursuant to Section 4 hereof (the “Employment Period”). The place of employment of Executive shall be the principal executive offices and corporate headquarters of the Company and Holdings, which, during the Employment Period, shall be located in Davidson County or Williamson County, Tennessee upon the relocation of such headquarters from Atlanta, Georgia as soon as reasonably practical after the date hereof.
     2. Position and Duties.
          (a) Position; Responsibilities. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority of a chief executive officer, subject to the power and authority of the board of managers (the “Board”) of Acadia Healthcare Holdings, LLC, a Delaware limited liability company (“Holdings”), to expand or limit such duties, responsibilities, functions and authority within the scope of duties, responsibilities, functions and authority associated with the position of chief executive officer and to overrule actions of officers of the Company. During the Employment Period, Executive shall be Chairman of the Board.
          (b) Reporting; Performance of Duties. Executive shall report to the Board and devote his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Holdings and the Subsidiaries. So long as Executive is employed by the Company, Executive shall not, without the prior written consent or approval of the Board, perform other services for compensation. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of for-profit companies or businesses which are not directly competitive with the Company or any Subsidiary (provided that the prior written consent of the Board shall not be required for Executive to serve as a member of the boards of directors or advisory boards (or their equivalents) of the companies listed on Schedule 2(b)), (ii) engaging in charitable activities and community affairs (including serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of not-for-profit, charitable or community organizations which are not directly competitive with the Company or any Subsidiary); provided, however, the activities set out in clauses (i) and (ii) above shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder. For the avoidance of doubt, so long as Executive is employed by the Company, Executive shall not provide any services to any company or business that is directly competitive with Holdings or the Subsidiaries (whether for-profit or not-for-profit) without the prior written consent of the Board.

     3. Compensation and Benefits.
          (a) Base Salary. During the Employment Period, Executive’s base salary shall be $240,000 per annum, subject to increase by the Board in its sole discretion on an annual basis (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time). The Base Salary for any partial year during the Employment Period will be based upon the actual number of days elapsed in such year.
          (b) Business Expenses. During the Employment Period, the Company shall reimburse Executive in the calendar year in which they are incurred for all reasonable out-of-pocket business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Company also will reimburse Executive promptly following the date hereof (and in any event prior to December 31, 2011) for all reasonable out-of-pocket business expenses incurred by him prior to the date of this Agreement in connection with Executive’s meetings with various principals of and investors in Holdings and the Subsidiaries subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Company’s aggregate reimbursement obligations under the immediately preceding sentence, and the corresponding provisions of the employment agreements entered into simultaneously herewith, shall not exceed $10,000, and, to the extent that Executive submits expenses which, when aggregated with the others’, exceed $10,000, then Executive and such others shall determine among themselves the apportionment of such $10,000, and, notwithstanding any such apportionment, the Company shall have no further obligation or liability to Executive.
          (c) Bonus. In addition to the Base Salary, during each calendar year during the Employment Period beginning with the year ending December 31, 2011, Executive will be eligible to earn a target annual bonus of up to 100% of his Base Salary for such year, if and only if Executive, Holdings and the Subsidiaries achieve the performance criteria specified by the Board or the Compensation Committee (if there is one) for such year, as determined by the Board or such Compensation Committee (if there is one) in its sole discretion. Schedule 3(c) sets forth the performance criteria and relative weight of each for the calendar year (and only for the calendar year) ending December 31, 2011. Unless otherwise agreed to by Executive, any such bonus amount for any year shall be earned (if awarded) on the last day of such year and paid by the Company no later than the earlier of (x) the date that is ten (10) business days after the Company’s receipt of its audited financial statements for the calendar year with respect to which such bonus has been earned and (y) December 31 of the calendar year following such year with respect to which such bonus has been earned.
          (d) Benefits. In addition to (but without duplication of) the Base Salary and any bonuses payable to Executive pursuant to this Section 3, Executive shall be entitled to participate at his sole discretion in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible even though Executive may receive certain health and welfare benefits through November 15, 2013 as a result of Executive’s service with his prior employer.
     4. Termination.
          (a) Termination. The Employment Period shall terminate automatically and immediately upon Executive’s resignation for any reason (whether with Good Reason or without Good Reason and including in connection with a No-Fault Termination), Executive’s death or becoming Disabled, or upon the termination of Executive’s employment by the Company (through action by the

Board) for any reason (whether for Cause or without Cause and including in connection with a No-Fault Termination). The date on which Executive ceases to be employed by the Company is referred to herein as the “Termination Date.”
          (b) Termination without Cause or with Good Reason. If the Employment Period is terminated by the Company without Cause (other than in connection with a No-Fault Termination) or by Executive with Good Reason, then Executive shall be entitled to receive:
          (i) Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a));
          (ii) any bonus amounts under Section 3(c) to which Executive is entitled determined by reference to the calendar year that ended on or prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c));
          (iii) the greater of (A) the maximum bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year in which the Termination Date occurs, determined as if Executive, Holdings and the Subsidiaries have exceeded all of the performance objectives specified in Executive’s bonus plan for such year, whether or not such objectives actually have been achieved as of the Termination Date, which amounts shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date, and (B) if Executive’s bonus plan has not been determined for the calendar year in which the Termination Date occurs, the maximum bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year that ended prior to the Termination Date, determined as if Executive, Holdings and the Subsidiaries have exceeded all of the performance objectives specified in Executive’s bonus plan for such year, whether or not such objectives actually have been achieved as of the Termination Date, which amount shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date (in either case, payable at the same time it would have been paid pursuant to Section 3(c));
          (iv) an amount equal to twenty-four (24) months of Executive’s Base Salary as in effect on the Termination Date (such 24-month period, the “Severance Period”), which shall be payable pro rata over the Severance Period in regular installments in accordance with the Company’s general payroll practices as in effect on the Termination Date, but in no event less frequently than monthly;
          (v) payment in respect of any unused paid time off and sick pay of Executive in such amounts as have accrued as of the Termination Date in accordance with the Company’s policies with respect thereto as in effect during the Employment Period, and reimbursement of any business expenses incurred by Executive but not reimbursed prior to the Termination Date in accordance with and reimbursable under the terms of the Company’s policies with respect thereto as in effect on the Termination Date (in each case, payable in a lump sum within ten (10) business days after the Termination Date); and
          (vi) an amount equal to the cost of the premiums for continued health and dental insurance for Executive and/or Executive’s dependents in accordance with the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) for the period commencing on the Termination Date and ending on the date on which the Severance Period expires (payable in monthly installments during and concurrently with Executive’s COBRA period); provided that if Executive’s COBRA period is terminated or expires prior to expiration of the Severance Period, then Executive shall be entitled to continue to receive an amount equal to the cost of the premiums for continued health and dental insurance for Executive and/or Executive’s dependents in accordance with COBRA (assuming such continued insurance coverage remained available at the same monthly cost) for the period commencing on the date of such termination or expiration and ending on the date on which the Severance Period expires.
Notwithstanding the foregoing, Executive shall be entitled to receive such payments only so long as Executive has not breached any of the provisions of Sections 5, 6 and 7 hereof.
Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (ii) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In addition, if Executive is a “specified employee,” to the extent that welfare benefits to be provided to Executive pursuant to this Agreement are not “disability pay,” “death benefit” plans or non-taxable medical benefits within the meaning of Treasury Regulation Section 1.409A-1(a)(5) or other benefits not considered nonqualified deferred compensation within the meaning of that regulation, such provision of benefits shall be delayed until the end of the Delay Period. Notwithstanding the foregoing, to the extent that the previous sentence applies to the provision of any ongoing health or welfare benefits that would not be required to be delayed if the premiums were paid by Executive, Executive shall pay the full cost of the premiums for such benefits during the Delay Period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the end of Delay Period.
          (c) Termination by Death or Disability. If the Employment Period is terminated due to Executive’s death or becoming Disabled, then Executive (or his estate or beneficiary) shall be entitled to receive:
          (i) Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a));
          (ii) any bonus amounts under Section 3(c) to which Executive is entitled determined by reference to the calendar year that ended on or prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c));
          (iii) the greater of (A) the maximum bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year in which the Termination Date occurs, determined as if Executive, Holdings and the Subsidiaries have exceeded all of the performance objectives specified in Executive’s bonus plan for such year, whether or not such objectives actually have been achieved as of the Termination Date, which amounts shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date, and (B) if Executive’s bonus plan has not been determined for the calendar year in which the Termination Date occurs, the maximum bonus amount to which Executive would be entitled under Section 3(c) with respect to the calendar year that ended prior to the Termination Date, determined as if Executive, Holdings and the Subsidiaries have exceeded all of the performance objectives specified in Executive’s bonus plan for such year, whether or not such objectives actually have been achieved as of the Termination Date, which amount shall be prorated based on the actual number of days elapsed in such year prior to the Termination Date (in either case, payable at the same time it would have been paid pursuant to Section 3(c));
          (iv) payment in respect of any unused paid time off and sick pay of Executive in such amounts as have accrued as of the Termination Date in accordance with the Company’s policies with respect thereto as in effect during the Employment Period, and reimbursement of any business expenses incurred by Executive but not reimbursed prior to the Termination Date in accordance with and reimbursable under the terms of the Company’s policies with respect thereto as in effect on the Termination Date (in each case, payable in a lump sum within ten (10) business days after the Termination Date); and
          (v) an amount equal to the cost of the premiums for continued health and dental insurance for Executive and/or Executive’s dependents in accordance with COBRA for the period commencing on the Termination Date and ending on the earliest of (A) the date on which Executive’s COBRA period terminates or expires, (B) the date on which the Disability Severance Period expires, and (C) the date on which benefits have commenced under the Company’s long-term disability program, if any (payable in monthly installments during and concurrently with Executive’s COBRA period); provided that if Executive’s COBRA period is terminated prior to expiration of the Disability Severance Period, then Executive shall be entitled to continue to receive an amount equal to the cost of the premiums for continued health and dental insurance for Executive and/or Executive’s dependents in accordance with COBRA (assuming such continued insurance coverage remained available at the same monthly cost) payable in monthly installments during the period commencing on the date of such termination or expiration and ending on the date on which the Disability Severance Period expires.
In addition, if the Employment Period is terminated due to Executive’s becoming Disabled (but, for the avoidance of doubt, not due to his death), then Executive (or his estate or beneficiary) shall be entitled to receive, during the period commencing on the Termination Date and ending on the earlier of (A) the date on which Executive becomes eligible for long-term disability benefits under any long-term disability program sponsored by the Company, and (B) six (6) months after the Termination Date (such period, the “Disability Severance Period”), continued installment payments of Executive’s Base Salary as in effect on the Termination Date, which shall be payable over the Disability Severance Period in regular installments in accordance with the Company’s general payroll practices as in effect on the Termination Date, but in no event less frequently than monthly.
          (d) No-Fault Termination. If the Employment Period is terminated in connection with a No-Fault Termination, then (i) the Company shall pay Executive (A) Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a)) and (B) any bonus amount under Section 3(c) to which Executive is entitled determined by reference to the calendar year that ended on or prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c)), and (ii) Section 7 shall terminate and have no further force or effect; provided that such termination will not relieve Executive of any liability for breach of Section 7 prior to such termination.
          (e) Other Termination. If the Employment Period is terminated (i) by the Company for Cause, or (ii) by Executive’s resignation without Good Reason, then the Company shall pay Executive (A) Executive’s unpaid Base Salary through the Termination Date (payable in accordance with Section 3(a)) and (B) any bonus amount under Section 3(c) to which Executive is entitled determined by reference to the calendar year that ended on or prior to the Termination Date (payable at the same time it would have been paid pursuant to Section 3(c)).

          (f) Interest. Without limiting the rights of Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company will pay interest on the amount thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.
          (g) No Other Benefits. Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Holdings or the Subsidiaries from and after the Termination Date, and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable from and after the Termination Date (other than vested retirement benefits accrued on or prior to the Termination Date, accrued life and disability insurance benefits or other amounts owing hereunder as of the Termination Date that have not yet been paid) shall cease upon the Termination Date, other than those expressly required under applicable law (such as COBRA).
          (h) No Mitigation. Executive is under no obligation to mitigate damages or the amount of any payment provided for under this Section 4 by seeking other employment or otherwise.
          (i) Right of Offset. The Company may offset any bona fide obligations that Executive owes Holdings or any of the Subsidiaries (which for the avoidance of doubt shall not include any unliquidated obligations or obligations to the extent Executive disputes in good faith the nature or amount thereof) against any amounts the Company or any of the Subsidiaries owes Executive hereunder; provided that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code Section 409A.
          (j) Section 409A Compliance.
          (i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall Holdings or any of the Subsidiaries be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
          (ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.”
          (iii) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.
          (iv) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
          (v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within fifteen (15) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
     5. Confidential Information.
          (a) Protection of Confidential Information. Executive acknowledges that the continued success of Holdings and the Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted broadly to include, without limitation, all information that is (i) related to Holdings’ or the Subsidiaries’ (including any of their predecessors’ prior to being acquired by the Company) current or potential business and (ii) is not generally or publicly known (including, without specific limitation, the information, observations and data concerning (A) acquisition opportunities in or reasonably related to Holdings’ or the Subsidiaries’ business or industry, (B) identities and requirements of, contractual arrangements with and other information regarding Holdings’ or the Subsidiaries’ employees (including personnel files and other information), suppliers, distributors, customers, independent contractors, third-party payors, providers or other business relations and their confidential information, including, without limitation, patient records, medical histories and other information concerning patients (including, without limitation, all “Protected Health Information” within the meaning of the Health Insurance Portability and Accountability Act), and (C) internal business information and intellectual property of every kind and description of Holdings and the Subsidiaries). Executive agrees that during the Employment Period and for five (5) years thereafter, he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information, whether or not developed by Executive, without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) was known to Executive prior to the negotiation of this Agreement or the Employment Period from a source (other than Holdings, the Subsidiaries or any of their respective agents) that, to the knowledge of Executive, was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Holdings or any of the Subsidiaries, (ii) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (iii) is required to be disclosed pursuant to any applicable law or court order.
          (b) Use of Others’ Confidential Information. During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality. If at any time during his employment with the Company, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, then Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.
          (c) Third-Party Information. Executive understands that Holdings and the Subsidiaries will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on Holdings’ and the Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Holdings or the Subsidiaries who need to know such information in connection with their work for Holdings or the Subsidiaries) or use, except in connection with his work for Holdings or the Subsidiaries, Third-Party Information unless expressly authorized by the Board in writing.
     6. Ownership of Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Holdings’ or the Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, contributed to, made or reduced to practice by Executive (whether alone or jointly with others) while employed by Holdings or the Subsidiaries after the date of this Agreement, including any of the foregoing that constitutes any proprietary information or records (“Work Product”), belong to Holdings or such Subsidiary. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” to the maximum extent permitted under copyright laws, and Holdings or such Subsidiary shall own all rights therein. To the extent any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Holdings or such Subsidiary all right, title and interest, including, without limitation, copyright, in and to such copyrightable work. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership by Holdings or such Subsidiary (including, without limitation, execution and delivery of assignments, consents, powers of attorney and other instruments).
     7. Non-Compete; Non-Solicit.
          (a) Non-Compete. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company he has and shall become familiar with Holdings’ and the Subsidiaries’ trade secrets and with other Confidential Information concerning Holdings and the Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to Holdings and the Subsidiaries, and, therefore, Executive agrees that, during the Employment Period and for a period thereafter of twenty-four (24) months (the “Noncompete Period”), he shall not (i) directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that derives at least 25% of its gross revenue from the business of providing behavioral healthcare and/or related services or (ii) directly or indirectly manage, control, participate in, consult with or render services specifically with respect to any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services (provided that, this clause (ii) shall not be construed to prohibit Executive from directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business activities with or for such business generally and, for the avoidance of doubt, not specifically with respect to such unit, division, segment or subsidiary), in each case, within any geographical area in which Holdings and the Subsidiaries engage in such businesses; provided that Executive shall not be subject to the restrictions set forth in this Section 7(a) if the Employment Period is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the

Company and Executive. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.
          (b) Non-Solicit. During the Employment Period and for a period thereafter of twenty-four (24) months (the “Nonsolicit Period”), Executive shall not directly or indirectly through another Person (other than on behalf of Holdings and the Subsidiaries) (i) induce or attempt to induce any employee or independent contractor of Holdings or the Subsidiaries to leave the employ or services of Holdings or the Subsidiaries, or in any way interfere with the relationship between Holdings and the Subsidiaries and any employee or independent contractor thereof, (ii) hire or seek any business affiliation with any person who was an employee or independent contractor of Holdings or the Subsidiaries at any time during the twelve (12) months prior to the Termination Date or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Holdings or any Subsidiary to cease doing business with Holdings or such Subsidiary or interfere with the relationship between any such customer, supplier, licensor or other business relation and Holdings or any Subsidiary; provided that Executive shall not be subject to the restrictions set forth in this Section 7(b) if the Employment Period is terminated by the Company without Cause or by Executive with Good Reason and for so long as the Company is in breach of its obligations under Section 4(b) and such breach is not the subject of a good faith dispute between the Company and Executive.
          (c) Non-Disparagement. Without limiting any other obligation of Executive pursuant to this Agreement, Executive hereby covenants and agrees that, except as may be required by applicable law, Executive shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of Holdings or any of the Subsidiaries, during the Employment Period and for a period of five (5) years thereafter (the “Non-Disparagement Period”). Without limiting any other obligation of the Company and/or Holdings pursuant to this Agreement, the Company and Holdings hereby covenant and agree that, except as may be required by applicable law, the Company and Holdings shall cause their executive officers and members of their boards of directors or boards of managers, as applicable, and each of Reeve B. Waud and Charles E. Edwards not to make any statement, written or verbal, in any forum or media, or take any other action in disparagement of Executive, during the Employment Period and the Non-Disparagement Period.
          (d) Blue-Pencil. If, at the time of enforcement of Section 5 or 6 or this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Executive hereby acknowledges and represents that he has either consulted with independent legal counsel regarding his rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that he fully understands the terms and conditions contained herein.
          (e) Additional Acknowledgments. Executive acknowledges that the provisions of Sections 5 and 6 and this Section 7 are in consideration of Executive’s employment with the Company and other good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 5 and 6 and this Section 7 do not preclude

Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of Holdings and the Subsidiaries will be conducted throughout the United States and its territories and beyond, (y) notwithstanding the state of organization or principal office of Holdings or any of the Subsidiaries or facilities, or any of their respective executives or employees (including Executive), it is expected that Holdings and the Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and its territories and beyond, and (z) as part of Executive’s responsibilities, Executive will be traveling throughout the United States and other jurisdictions where Holdings and the Subsidiaries conduct business during the Employment Period in furtherance of the Company’s business relationships. Executive agrees and acknowledges that the potential harm to Holdings and the Subsidiaries of the non-enforcement of any provision of Sections 5 and 6 and this Section 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and either consulted with legal counsel of Executive’s choosing regarding its contents or knowingly and voluntarily waived the opportunity to do so, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Holdings and the Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographical area.
          (f) Specific Performance. In the event of the breach or a threatened breach by Executive of any of the provisions of Section 5 or 6 or this Section 7, Holdings and the Subsidiaries would suffer irreparable harm and that money damages would not be a sufficient remedy and, in addition and supplementary to other rights and remedies existing in its favor whether under this Agreement or under any other agreement, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period, the Nonsolicit Period or the Non-Disparagement Period, as applicable, shall be tolled until such breach or violation has been duly cured.
     8. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) except as previously disclosed to the Company in writing (a copy of each such agreement having been provided to the Company prior to the date hereof or being publicly available on EDGAR as of the date hereof), Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, (c) except as previously disclosed to the Company in writing, Executive took nothing with him which belonged to any former employer when Executive left his prior position and Executive has nothing that contains any information which belongs to any former employer, in either case which would reasonably be likely to result in any liability to Holdings or any Subsidiary, and (d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has either consulted with independent legal counsel regarding his rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that he fully understands the terms and conditions contained herein.
     9. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to Holdings or any of the Subsidiaries or any of their customers, suppliers or other business relations, (ii) conduct outside the scope of Executive’s duties and responsibilities under this Agreement that causes Holdings or any of the Subsidiaries substantial public disgrace or disrepute or economic harm, (iii) repeated failure to perform duties consistent with this Agreement as reasonably directed by the Board, (iv) any act or knowing omission aiding or abetting a competitor, supplier or customer of Holdings or any of the Subsidiaries to the disadvantage or detriment of Holdings and the Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to Holdings or any of the Subsidiaries, (vi) an administrative or other proceeding results in the suspension or debarment of Executive from participation in any contracts with, or programs of, the United States or any of the fifty states or any agency or department thereof, or (vii) any other material breach by Executive of this Agreement or any other agreement between Executive and Holdings or any of the Subsidiaries, which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive.
          “Disabled” shall mean with respect to Executive that, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans or, in the absence of such plans, Executive is unable to perform the essential duties, responsibilities and functions of his position with the Company as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by Holdings and the Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become Disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Good Reason” shall mean if Executive resigns his employment with the Company (a) as a result of one or more of the following actions (in each case taken without Executive’s written consent): (i) a reduction in Executive’s Base Salary (other than as part of an across-the-board reduction that (A) results in a 10% or less reduction of Executive’s Base Salary as in effect on the date of any such reduction or (B) is approved by the Chief Executive Officer of the Company), (ii) a material diminution of Executive’s job duties or responsibilities inconsistent with Executive’s position, which shall include, without limitation, Executive’s removal from the position specified in Section 2(a) or the Company’s hiring an individual at an equivalent or senior level to Executive to perform substantially the same duties and responsibilities set forth in Section 2(a)); (iii) any other material breach by the Company or Holdings (or their successors) of this Agreement; or (iv) a relocation of the Company’s and Holdings’ principal executive offices and corporate headquarters outside of a thirty (30) mile radius of Nashville, Tennessee following relocation thereto in accordance with Section 1; provided that, none of the events described in clauses (i) through (iv) above shall constitute Good Reason unless Executive shall have notified the Company and/or Holdings in writing describing the event which constitutes Good Reason within ninety (90) days after the occurrence of such event and then only if the Company and/or Holdings and the Subsidiaries shall have failed to cure such event within thirty (30) days after the Company’s and/or Holdings’ receipt of such written notice and Executive elects to terminate his employment as a result at the end of such thirty (30) day period, or (b) for any reason within 180 days following a Sale of the LLC (as defined in the LLC Agreement).

          “LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Acadia Healthcare Holdings, LLC, dated as of August 31, 2009, as amended, modified or waived from time to time.
          “No-Fault Termination” means any termination of Executive’s employment by the Company (other than a termination for Cause) or Executive (other than resignation for Good Reason) prior to the Initial Closing (as defined in that certain Executive Purchase Agreement, dated as of the date hereof, by and between Holdings and Executive) and after the No-Fault Termination Date.
          “No-Fault Termination Date” means (i) if Holdings or any Subsidiary has entered into a Qualified Acquisition Agreement on or prior to March 31, 2011, the date on which such Qualified Acquisition Agreement is terminated in accordance with its terms prior to consummation of the transactions contemplated thereby, and (ii) March 31, 2011, if neither Holdings nor any Subsidiary has entered into a Qualified Acquisition Agreement on or prior to such date.
          “Person” shall mean an individual, a partnership, a corporation (whether or not for profit), a limited liability company, an association, a joint stock company, a trust, a joint venture, or other business entity, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Qualified Acquisition” means the acquisition of a target company providing behavioral healthcare and/or related services that has EBITDA of at least $20,000,000 during the full 12 calendar months immediately preceding such acquisition, or any other acquisition deemed by the Board to be a “Qualified Acquisition.”
          “Qualified Acquisition Agreement” means the definitive purchase agreement with respect to a Qualified Acquisition.
          “Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Holdings or of which Holdings serves as the managing member or in a similar capacity or of which Holdings holds a majority of the partnership or limited liability company or similar interests or is otherwise entitled to receive a majority of distributions made by it, in each case directly or through one or more Subsidiaries.
     10. Survival. Except as otherwise provided in Section 4(d), Sections 4 through 27 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.
     11. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered, sent by facsimile (with hard copy to follow), sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Joey A. Jacobs
[REDACTED]

with copies (which shall not constitute notice) to:
Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: Matthew R. Burnstein
Facsimile: (615) 244-6804
Notices to the Company:
Acadia Healthcare Holdings, LLC
2849 Paces Ferry Road, Suite 750
Atlanta, Georgia 30339
Attention: Board of Managers
Facsimile: (678) 384-5703
with copies (which shall not constitute notice) to:
c/o Waud Capital Partners, L.L.C.
300 North LaSalle Street, Ste. 4900
Chicago, Illinois 60654
Attention: Reeve B. Waud
Charles E. Edwards
Facsimile: (312) 676-8444
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Richard W. Porter, P.C.
Facsimile: (312) 862-2200
or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent by facsimile (subject to automatic proof of transmission), one day after being sent by overnight courier or three days after being mailed by first class mail, return receipt requested, as applicable.
     12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     13. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties with respect to, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to, the subject matter hereof in any way, including, without limitation, any prior employment agreement, by and between Executive and Holdings or any of the Subsidiaries.

     14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     15. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic transmission in portable document format (pdf) or comparable electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     16. Successors and Assigns. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder; provided that (i) this Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees (but otherwise will not otherwise be assignable, transferable or delegable by Executive), and (ii) this Agreement will be assignable, transferable or delegable by the Company, without the consent of Executive, to Holdings or any of the Subsidiaries or to any successor (whether direct or indirect, in whatever form of transaction) to all or substantially all of the business or assets of the Company or Holdings or the Subsidiaries (none of which shall constitute a termination of Executive’s employment hereunder).
     17. Choice of Law and Forum. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties agree that any dispute arising out of or relating to this Agreement, exclusively shall be brought in the state courts located in Williamson County, Tennessee or the United States District Court for the Middle District of Tennessee. Each party hereby waives any objection to the personal or subject matter jurisdiction and venue of such courts.
     18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
     19. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.
     20. Indemnification and Reimbursement of Payments on Behalf of Executive. Holdings and the Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Holdings or any of the Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from Holdings or any of the Subsidiaries or Executive’s ownership interest in Holdings or any of the Subsidiaries (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity), as may be required to be deducted or withheld by any applicable law or regulation. In the event Holdings or any of the Subsidiaries does not make such deductions or withholdings, Executive shall indemnify Holdings and the Subsidiaries for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive or if Executive was informed in writing by Holdings or such Subsidiary that such deductions or withholdings were not made) with any interest, penalties and related expenses thereto.
     21. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
     22. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all investment or business opportunities of which he becomes aware and which are within the scope and investment objectives of Holdings or any of the Subsidiaries.
     23. Executive’s Cooperation. During the Employment Period and for a period of six (6) months thereafter, Executive shall cooperate with Holdings and the Subsidiaries in any internal investigation or administrative, regulatory or judicial investigation or proceeding or any dispute with any third party as reasonably requested by Holdings or the Subsidiaries (including, without limitation, Executive being available to Holdings and the Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at Holdings’ or any of the Subsidiaries’ request to give testimony without requiring service of a subpoena or other legal process, volunteering Holdings and the Subsidiaries all pertinent information and turning over to Holdings and the Subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments), all at Holdings’ or the Subsidiaries’ sole cost and expense. After such six (6) month period, if Executive is requested to engage or participate in any of the foregoing, then Executive will do so and Holdings or the Subsidiaries shall compensate Executive for his time at an hourly rate of $250/hour.
     24. Delivery by Facsimile or PDF. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in pdf, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
     25. Indemnification and Directors and Officers Insurance.
          (a) During the Employment Period and for a period of six (6) years thereafter, the Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Executive against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the date hereof), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company (or Holdings or any Subsidiary). In the event of any such claim, action, suit, proceeding or investigation, (i) the Company shall pay the reasonable fees and expenses of counsel selected by Executive promptly after statements therefor are received, (ii) neither the Company, Holdings nor any Subsidiary shall settle, compromise or consent to the entry of any judgment in any pending or threatened action to which Executive is a party (and in respect of which indemnification could be sought by Executive hereunder), unless such settlement, compromise or consent includes an unconditional release of Executive from all liability arising out of such action, or Executive otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) the Company, Holdings and the applicable Subsidiaries shall cooperate in the defense of any such matter. In the event that any claim for indemnification is asserted or made within the Employment Period or the six (6) year period thereafter, all rights of Executive to indemnification in respect of such claim shall continue until the final disposition of such claim. The rights of Executive under this Section 25(a) shall be in addition to any rights Executive may have under the organizational documents of the Company, Holdings or any Subsidiary, under any law, or under any agreement of Executive with the Company, Holdings or any Subsidiary.
          (b) During the Employment Period and for a period of six (6) years thereafter, the Company, or any successor to the Company, shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same or greater amount as for members of the Board.
     26. Legal Fees and Expenses.
          (a) The Company shall pay or reimburse all fees, expenses and disbursements of Executive and his agents, representatives, accountants, and counsel incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and any other agreement or instrument to be executed and delivered by Executive in connection with Executive’s investment in Holdings; provided, however, the aggregate amount payable or reimbursable by the Company pursuant to (i) this Section 26(a), and (ii) the Company’s employment agreements entered into simultaneously herewith shall not exceed $50,000.
          (b) In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party hereto (the “Claiming Party”) to enforce its rights under this Agreement against any other party hereto (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the Defending Party in such Proceeding, will be reimbursed by the Claiming Party, and, if the Claiming Party is the prevailing party in such Proceeding, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the Claiming Party in such Proceeding, will be reimbursed by the Defending Party; provided that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Claiming Party and the Defending Party on an equitable basis. For purposes of this Section 26(b), and without limiting the generality of the foregoing, the Defending Party will be deemed to have prevailed in any Proceeding if the Claiming Party commences or threatens such Proceeding and (i) the underlying claim(s) in such Proceeding are subsequently dropped or dismissed, or (ii) the Defending Party defeats any such claim(s).
     27. Holdings Guarantee. Holdings unconditionally guarantees and promises to pay and perform, upon Executive’s demand following a default by the Company, any and all obligations of the Company from time to time owed to Executive under this Agreement, subject to any applicable cure period. Holdings further agrees that if the Company shall fail to fulfill any of its obligations under this

Agreement, Holdings will perform the same on demand as a principal obligor, and not as a surety. This is a continuing guarantee of the obligations and may not be revoked and shall not otherwise terminate unless and until the obligations of the Company have been paid and performed in full. Holdings represents and warrants that it will receive a substantial benefit from Company’s employment of Executive, which employment gives rise to the obligations of the Company under this Agreement. Holdings acknowledges that Executive would not execute this Agreement if it did not receive this guarantee. The obligations of Holdings under this Section 27 will terminate automatically upon a Sale of the LLC (as defined in the LLC Agreement).
* * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY:

ACADIA MANAGEMENT COMPANY, INC.

By:	/s/ Joey A. Jacobs

Name: Joey A. Jacobs
Its: Chief Executive Officer

EXECUTIVE:

/s/ Joey A. Jacobs

Name: Joey A. Jacobs

ACKNOWLEDGED AND AGREED:

HOLDINGS:

ACADIA HEALTHCARE HOLDINGS, LLC, solely with respect to Section 7(c) and Section 27 of the Agreement

By:	/s/ Joey A. Jacobs

Name: Joey A. Jacobs
Its: Chief Executive Officer

Schedule 2(b)
Other Activities
1.	Mental Health Management, Inc. Po Box 712260 Salt Lake City, UT 84171

2.	Cumberland Pharmaceuticals, Inc. 2525 West End Avenue Suite 950 Nashville, TN 37203

3.	Cleartrack Information Network, Inc. 5301 Virginia Way, Suite 110 Brentwood, TN 37027

4.	Vantage Oncology, Inc. 1500 Rosecrans Avenue, Suite 400 Manhattan Beach, CA 90266

Schedule 3(c)
2011 Bonus Plan
Executive’s maximum bonus for the calendar year ending December 31, 2011, shall be one hundred percent (100%) of Base Salary. Executive’s bonus for the calendar year ending December 31, 2011 will be based on the achievement of the following criteria as determined by the Board or such Compensation Committee (if there is one) in its sole discretion:
1.	80% of bonus will be based on actual EBITDA of Holdings versus budgeted EBITDA (the “EBITDA Portion”). Eligibility for the EBITDA Portion will begin upon achievement of 95% of budgeted EBITDA, with (i) 40% of Base Salary earned at 95% of budgeted EBITDA, (ii) 80% of Base Salary earned at 110% of budgeted EBITDA and higher and (iii) the percentage of Base Salary being proportionately applied between 95% of budgeted EBITDA and 110% of budgeted EBITDA. Budgeted EBITDA will be established by the Board not later than March 31. Budgeted EBITDA will be adjusted by the Board, in its sole but reasonable discretion, to reflect any acquisitions and dispositions during the year.

2.	20% of bonus will be based on Executive’s satisfaction of other criteria for performance established by the Board.